March 2010 Preliminary Terms No. 314 Registration Statement No. 333-156423 Dated February 23, 2010 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Index LASERSSM Based on the Value of the Dow Jones Industrial AverageSM due March 26, 2013
Index LeAding StockmarkEt Return Securities

The Index LASERS, which we refer to as the LASERS, will pay an amount in cash at maturity that may be greater than, equal to or less than the stated principal amount depending on (i) the closing value of the underlying index on the valuation date and (ii) the value of the underlying index at all times from but excluding the pricing date to and including the valuation date.  If the value of the underlying index does not decline to or below 70% of its initial value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), you will receive, in addition to the principal, a return based on the greater of the index percent change and the specified fixed percentage.  However, if the value of the underlying index declines to or below 70% of its initial value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the payment at maturity will be solely based on the index percent change and, therefore, you will be fully exposed to the negative performance of the underlying index on the valuation date.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  The LASERS are senior unsecured obligations of Morgan Stanley, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS (see “Commissions and Issue Price” below)
Pricing date:	March , 2010
Original issue date:	March , 2010 (3 business days after the pricing date)
Maturity date:	March 26, 2013
Underlying index:	Dow Jones Industrial AverageSM
Payment at maturity:	$10 + index return amount, which may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the value of the underlying index is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:
$10  x  [the greater of (i) the index percent change and (ii) the fixed percentage]
If the value of the underlying index is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:
$10  x  the index percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero. There is no minimum payment at maturity on the LASERS.

Fixed percentage:	11.00% to 15.00%. The actual fixed percentage will be determined on the pricing date.
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Downside threshold value:	70% of the initial index value
Valuation date:	March 21, 2013, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617484357
ISIN:	US6174843572
Listing:	The LASERS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions (1)(2)	Proceeds to Issuer
Per LASERS	$10	$0.30	$9.70
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of LASERS purchased by that investor.  The lowest price payable by an investor is $9.90 per LASERS.  Please see “Syndicate Information” on page 8 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each LASERS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest” on page 8.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for LASERS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for LASERS dated February 23, 2010
Prospectus dated December 23, 2008

THE LASERS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0210002

Index LASERSSM Based on the Value of the Dow Jones Industrial AverageSM due March 26, 2013
Index LeAding StockmarkEt Return Securities

Investment Overview

Index LeAding StockmarkEt Return Securities

The Index LASERS Based on the Value of the Dow Jones Industrial AverageSM due March 26, 2013 (the “LASERS”) can be used:

▪	To gain access to a U.S. equity index and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss and potentially outperform the underlying index for a certain range of performance of the underlying index due to the fixed percentage minimum return if the value of the underlying index does not decline to or below 70% of the initial index value, which we refer to as the downside threshold value, at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day)

The LASERS are exposed to the performance (whether negative or positive) of the Dow Jones Industrial AverageSM, but have a fixed percentage minimum return payable at maturity if the value of the underlying index is greater than the downside threshold value at all times during the three-year period from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day).  There is no minimum payment at maturity on the LASERS.

Maturity:	3 years

Payment Scenario 1:
If the value of the underlying index is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date, you will receive a full return of principal at maturity plus a return based on the greater of (i) the index percent change and (ii) a fixed percentage of 11.00% to 15.00% (3.67% to 5.00% per annum), to be determined on the pricing date.

Payment Scenario 2:
If the value of the underlying index is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date and the final index value is less than the initial index value, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the index percent change, which will be negative.  The payment you receive will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

Payment Scenario 3:
If the value of the underlying index is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date but the underlying index recovers so that the final index value is greater than the initial index value, you will receive a full return of principal at maturity plus a return based on the index percent change, which will be positive, but you will not receive the benefit of the fixed percentage minimum return.

Principal protection:	None

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Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted average composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones & Company, Inc. as representative of the broad market of U.S. industry.  Roughly two-thirds of the 30 component companies are manufacturers of industrial and consumer goods. The others represent industries as diverse as financial services, entertainment and information technology.

Information as of market close on February 18, 2010:

Bloomberg Ticker Symbol:	INDU
Current Index Closing Value:	10,392.90
52 Weeks Ago:	7,555.63
52 Week Intra-day Value High (on 1/19/2010):	10,729.89
52 Week Intra-day Value Low (on 3/6/2009):	6,469.95

Dow Jones Industrial AverageSM Historical Performance – Daily Intra-day Values January 1, 2005 to February 18, 2010

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Key Investment Rationale

This 3 year investment offers a potential return at maturity based on full participation in the increase or decrease in the value of the underlying index and limited protection from loss if the value of the underlying index is greater than 70% of the initial index value, which we refer to as the downside threshold value, at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day).

Best Case Scenario
The value of the underlying index is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day) and, at maturity, the LASERS redeem for the stated principal amount of $10 plus the greater of (i) $10 times the index percent change and (ii) $1.10 to $1.50 (to be determined on the pricing date).

Worst Case Scenario
The value of the underlying index is less than or equal to the downside threshold value at least once during the period from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day) and the final index value is less than the initial index value and, at maturity, the LASERS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index.  This amount will be less, and may be significantly less, than the $10 stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Summary of Selected Key Risks (see page 13)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will not benefit from the fixed percentage minimum return if the downside threshold value is reached at any time.

▪	The market price of the LASERS may be influenced by many unpredictable factors.

▪	The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.

▪	The LASERS will not be listed on any securities exchange and secondary trading may be limited.

▪	Adjustments to the underlying index by the underlying index publisher could adversely affect the value of the LASERS.

▪	Investing in the LASERS is not equivalent to investing in the underlying index or its component stocks.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the LASERS.

▪	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.

▪	The U.S. federal income tax consequences of an investment in the LASERS are uncertain.

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Fact Sheet

The LASERS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for LASERS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on the index closing value on the valuation date and based on whether the underlying index has declined to or below the downside threshold value at any time from but excluding the pricing date to and including the valuation date.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March , 2010	March , 2010 (3 business days after the pricing date)	March 26, 2013 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying index:	Dow Jones Industrial AverageSM
Underlying index publisher:	Dow Jones & Company, Inc.
Aggregate principal amount:	$
Issue price:	$10 per LASERS (see “Syndicate Information” on page 8)
Stated principal amount:	$10 per LASERS
Denominations:	$10 per LASERS and integral multiples thereof
Interest:	None
Payment at maturity:	$10 + index return amount, which may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the value of the underlying index is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will be positive and will equal:
$10 x [the greater of (x) the index percent change and (y) the fixed percentage]
If the value of the underlying index is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:
$10 x the index percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero. There is no minimum payment at maturity on the LASERS.

Fixed percentage:	11.00% to 15.00%. The actual fixed percentage will be determined on the pricing date.
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date as published by the underlying index publisher
Final index value:	The index closing value on the valuation date as published by the underlying index publisher
Downside threshold value:	70% of the initial index value
Valuation date:	March 21, 2013, subject to adjustment for non-index business days and certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 13.

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General Information
Listing:	The LASERS will not be listed on any securities exchange.
CUSIP:	617484357
ISIN:	US6174843572
Minimum ticketing size:	100 LASERS
Tax considerations:
Although the issuer believes that, under current law, the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the LASERS.

Assuming this treatment of the LASERS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for LASERS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the LASERS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LASERS.  Such gain or loss should be long-term capital gain or loss if the investor has held the LASERS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the LASERS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the LASERS by taking positions in the stocks constituting the underlying index, futures or options contracts listed on major securities markets on the underlying index or its component stocks, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the value of the underlying index on the pricing date, and, accordingly, the level above which the underlying index must remain so that the downside threshold value is not reached and, if the downside threshold value is reached, could increase the level at which the underlying index must be on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the LASERS.  For further information

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on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LASERS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LASERS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LASERS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the LASERS.

Because we may be considered a party in interest with respect to many Plans, the LASERS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LASERS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LASERS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LASERS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any LASERS to any Plan or plan subject to Similar Law is in no

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respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of LASERS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the LASERS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from agent, MS & Co., a fixed sales commission of $0.30 for each LASERS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the LASERS	Selling concession	Principal amount of LASERS for any single investor
$10.00	$0.30	<$1MM
$9.95	$0.25	≥$1MM and <$3MM
$9.925	$0.225	≥$3MM and <$5MM
$9.90	$0.20	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the LASERS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the LASERS.  We encourage you to read the accompanying prospectus supplement for LASERS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Payments on the LASERS at Maturity

The following table illustrates the return on the LASERS and the payment at maturity for a range of hypothetical percentage changes in the final index value, depending on whether or not the value of the underlying index has declined to or below the downside threshold value at any time from but excluding the pricing date to and including the valuation date.  The table below is based on the following hypothetical values:

Stated principal amount:	$10.00
Hypothetical initial index value:	10,000
Hypothetical downside threshold value:	7,000 (70% of the hypothetical initial index value)
Hypothetical fixed percentage:	13.00%

Final Index Value	Underlying Index Return	Downside threshold value has NOT been reached		Downside threshold value has been reached*
		Return on LASERS	Payment at Maturity	Return on LASERS	Payment at Maturity
20,000	100.00%	100.00%	$20.00	100.00%	$20.00
19,000	90.00%	90.00%	$19.00	90.00%	$19.00
18,000	80.00%	80.00%	$18.00	80.00%	$18.00
17,000	70.00%	70.00%	$17.00	70.00%	$17.00
16,000	60.00%	60.00%	$16.00	60.00%	$16.00
15,000	50.00%	50.00%	$15.00	50.00%	$15.00
14,000	40.00%	40.00%	$14.00	40.00%	$14.00
13,000	30.00%	30.00%	$13.00	30.00%	$13.00
12,000	20.00%	20.00%	$12.00	20.00%	$12.00
11,000	10.00%	13.00%	$11.30	10.00%	$11.00
10,500	5.00%	13.00%	$11.30	5.00%	$10.50
10,000	0.00%	13.00%	$11.30	0.00%	$10.00
9,500	-5.00%	13.00%	$11.30	-5.00%	$9.50
9,000	-10.00%	13.00%	$11.30	-10.00%	$9.00
8,000	-20.00%	13.00%	$11.30	-20.00%	$8.00
7,010	-29.90%	13.00%	$11.30	-29.90%	$7.01
7,000	-30.00%	N/A	N/A	-30.00%	$7.00
6,000	-40.00%	N/A	N/A	-40.00%	$6.00
5,000	-50.00%	N/A	N/A	-50.00%	$5.00
4,000	-60.00%	N/A	N/A	-60.00%	$4.00
3,000	-70.00%	N/A	N/A	-70.00%	$3.00
2,000	-80.00%	N/A	N/A	-80.00%	$2.00
1,000	-90.00%	N/A	N/A	-90.00%	$1.00
0	-100.00%	N/A	N/A	-100.00%	$0.00

* In the scenario where the downside threshold value has been reached, the value of the underlying index will need to recover by the valuation date to a level higher than the initial index value in order for investors to receive a payment at maturity that exceeds the stated principal amount of the LASERS.

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Hypothetical Examples of the Amount Payable at Maturity

The examples below illustrate how the payment at maturity on the LASERS is calculated and are based on the following terms:

Stated principal amount:	$10.00
Hypothetical initial index value:	10,000
Hypothetical downside threshold value:	7,000 (70% of the hypothetical initial index value)
Hypothetical fixed percentage:	13.00%

EXAMPLE 1: Downside threshold value has NOT been reached and the underlying index appreciates

The value of the underlying index is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), and the final index value is higher than the initial index value by 20%.

Hypothetical final index value	=	12,000
Index percent change	=	(final index value – initial index value) / initial index value
	=	(12,000 – 10,000) / 10,000
	=	20%
Index return amount	=	stated principal amount x [the greater of (i) index percent change and (ii) fixed percentage]
	=	$10.00 x 20%
	=	$2.00
Payment at maturity	=	stated principal amount + index return amount
	=	$10.00 + $2.00
	=	$12.00
Payment at maturity = $12.00

EXAMPLE 2: Downside threshold value has NOT been reached and the underlying index declines

The value of the underlying index is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), and the final index value is lower than the initial index value by 15%.

Hypothetical final index value	=	8,500
Index percent change	=	(final index value – initial index value) / initial index value
	=	(8,500 – 10,000) / 10,000
	=	– 15%
Index return amount	=	stated principal amount x [the greater of (i) index percent change and (ii) fixed percentage]
	=	$10.00 x 13.00%
	=	$1.30
Payment at maturity	=	stated principal amount + index return amount
	=	$10.00 + $1.30
	=	$11.30
Payment at maturity = $11.30

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EXAMPLE 3: Downside threshold value has been reached and the underlying index declines

The value of the underlying index was less than or equal to the downside threshold value at one time during the period from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), and the final index level is lower than the initial index level by 50%.

Hypothetical final index value	=	5,000
Index percent change	=	(final index value – initial index value) / initial index value
	=	(5,000 – 10,000) / 10,000
	=	–50%
Index return amount	=	stated principal amount x index percent change
	=	$10.00 x (–50%)
	=	–$5.00
Payment at maturity	=	stated principal amount + index return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the index return amount is negative.
	=	$10.00 + (–$5.00)
	=	$5.00
Payment at maturity = $5.00

EXAMPLE 4: Downside threshold value has been reached but the underlying index recovers to appreciate

The value of the underlying index was less than or equal to the downside threshold value at one time during the period from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day); however, the index has subsequently recovered and the final index value is higher than the initial index value by 10%.

Hypothetical final index value	=	11,000
Index percent change	=	(final index value – initial index value) / initial index value
	=	(11,000 – 10,000) / 10,000
	=	10%
Index return amount	=	stated principal amount x index percent change
	=	$10.00 x 10%
	=	$1.00
Payment at maturity	=	stated principal amount + index return amount
	=	$10.00 + $1.00
	=	$11.00
Payment at maturity = $11.00

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of LASERS that they hold a payment equal to the sum of the stated principal amount of $10 per LASERS plus an index return amount, which may be positive, zero or negative.

If the value of the underlying index is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will be positive and will equal:

$10 × [the greater of (x) index percent change and (y) fixed percentage]
where,

If the value of the underlying index is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:

$10    x    Index Percent Change

If the final index value is less than the initial index value, the index return amount will be negative and the payment at maturity will be less than, and may be significantly less, than the stated principal amount. There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the accompanying prospectus supplement for LASERS.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the LASERS.

▪
LASERS do not pay interest or guarantee return of principal.  The terms of the LASERS differ from those of ordinary debt securities in that the LASERS do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the value of the underlying index is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day) and the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each LASERS by an amount proportionate to the decrease in the value of the underlying index. There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

▪
You will not benefit from the fixed percentage minimum return if the downside threshold value is reached.  If the value of the underlying index is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the payment at maturity will solely depend on the value of the underlying index on the valuation date and, accordingly, you will lose the benefit of the minimum return based on the fixed percentage of 11.00% to 15.00%.  As a result, you will be exposed on a 1 to 1 basis to any decline in the value of the underlying index.

▪
Market price of the LASERS may be influenced by many unpredictable factors.  Several factors will influence the value of the LASERS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the LASERS in the secondary market, including: the value, volatility and dividend yield of the underlying index, whether the downside threshold value has been reached, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per LASERS if you try to sell your LASERS prior to maturity.

▪
The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the LASERS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

▪
The LASERS will not be listed on any securities exchange and secondary trading may be limited.  The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

▪
Adjustments to the underlying index could adversely affect the value of the LASERS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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▪
Investing in the LASERS is not equivalent to investing in the underlying index.  Investing in the LASERS is not equivalent to investing in the underlying index or its component stocks.  Investors in the LASERS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the LASERS, as well as the cost of hedging our obligations under the LASERS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the LASERS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the LASERS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, could increase the level above which the underlying index must remain so that the downside threshold value is not reached and, if the downside threshold value is reached, could increase the level at which the value of the underlying index must be on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the LASERS.  Additionally, such hedging or trading activities during the term of the LASERS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the LASERS.  As calculation agent, MS & Co. will determine the initial index value and the final index value and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the LASERS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the LASERS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the LASERS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  Because the LASERS provide for the return of principal except where the value of the underlying index declines to or below the downside threshold value, the risk that they would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as

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the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Index
The Dow Jones Industrial AverageSM. The Dow Jones Industrial AverageSM, which we refer to as the index, is a price- weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones & Company, Inc., which we refer to as Dow Jones, as representative of the broad market of U.S. industry.  For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information— Dow Jones Industrial AverageSM” in the accompanying prospectus supplement for LASERS.

License Agreement between Dow Jones and Morgan Stanley.  “Dow JonesSM,” “DJIASM” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—License Agreement between Dow Jones and Morgan Stanley” in the accompanying prospectus supplement for LASERS.

Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2005 through February 18, 2010.  The closing value of the underlying index on February 18, 2010 was 10,392.90.  We obtained the information in the table below from Bloomberg Financial Markets without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

Dow Jones Industrial Average IndexSM	High	Low	Period End
2005
First Quarter	10,940.55	10,368.61	10,503.76
Second Quarter	10,623.07	10,012.36	10,274.97
Third Quarter	10,705.55	10,270.68	10,568.70
Fourth Quarter	10,931.62	10,215.22	10,717.50
2006
First Quarter	11,317.43	10,667.39	11,109.32
Second Quarter	11,642.65	10,706.14	11,150.22
Third Quarter	11,718.45	10,739.35	11,679.07
Fourth Quarter	12,510.57	11,670.35	12,463.15
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter (through February 18, 2010)	10,725.43	9,908.39	10,392.90

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